Jody M. Walker
                             Attorney At Law
                          7841 South Garfield Way
                            Centennial, CO 80122
                                 303-850-7637
                           303-482-2731 facsimile
                          jmwalker85@earthlink.net

June 14, 2011

United States Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 3561
Washington, D.C. 20549

Attnetion:  Michael Fay

	Re: 	Amerilithium Corp.
            Form 10-K for Fiscal Year Ended December 31, 2010
            Filed April 8, 2011
            Commission File No.: 333-155059

Dear Mr. Fay:

The registrant is in receipt of the comment letter dated May 26, 2011 and will require an additional period of time to respond. The registrant expects to respond on or before June 24, 2011.




































































Thank you for your time and consideration in this matter.

Sincerely,

/s/Jody M. Walker
-----------------------
Jody M. Walker
Attorney At Law